Exhibit 99.1

FOR IMMEDIATE RELEASE

Talecris Biotherapeutics Announces Second Quarter 2010 Financial Results

- Second Quarter 2010 Revenue Increases 7.3% to $402.8 Million -

- Gross Margin Improves to 44.6% -

- Reports Diluted EPS of $0.37 -

Research Triangle Park, N.C. (July  29, 2010) —  Talecris Biotherapeutics Holdings Corp. (“Talecris”) (Nasdaq: TLCR) today announced its financial results for the three and six months ended June 30, 2010 and filed its 2010 Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Second quarter 2010 net revenue increased by $27.3 million or 7.3% to $402.8 million from $375.6 million in the second quarter of 2009.  Higher revenues from Talecris’ principal products Gamunex®, Immune Globulin Intravenous (Human), 10% Caprylate/Chromatography Purified (IGIV) and Prolastin® Alpha-1 Proteinase Inhibitor (Human) (A1PI) as well as albumin and Koate® DVI Factor VIII (Human) in the second quarter of 2010 were partially offset by lower sales of hyperimmunes and contract manufacturing compared to the second quarter of 2009.  Second quarter 2010 gross margin was 44.6% compared to 40.4% in the second quarter of 2009.  Second quarter 2010 income from operations was $87.7 million versus $70.5 million for the second quarter of 2009, a 24.4% increase.  Net income was $47.6 million for the second quarter of 2010, a decrease of  $35.6 million compared to net income of $83.3 million for the second quarter of 2009.  Diluted earnings per share were $0.37 in the second quarter of 2010, including an after-tax charge of $5.2 million ($0.04 per diluted share) for costs associated with Talecris’ definitive merger agreement with Grifols S.A. and Grifols, Inc. (Grifols), compared to diluted earnings per share of $0.89 (pro forma diluted EPS of $0.68) for the second quarter of 2009.  Talecris’ second quarter 2009 results included the after-tax income from the CSL merger termination fee of $48.8 million ($0.52 per diluted share), which was partially offset by an after-tax charge of $2.1 million ($0.02 per diluted share) for CSL merger-related expenses.

On a non-GAAP basis excluding merger-related items in both periods, Talecris’ net income was $52.8 million for the second quarter of 2010, an increase of 44.3% compared to $36.6 million for the second quarter of 2009.  On the same basis, diluted earnings per share for the 2010 second quarter were $0.41, an increase of 41.4% from $0.29 for the second quarter of 2009.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

For the first six months of 2010, Talecris’ net revenue increased by $36.4 million or 4.9% to $783.8 million compared to $747.4 million for the prior year driven by the same sales factors cited above.  The first six months 2010 gross margin was 43.8% compared to 42.0% in the first six months of 2009, an increase of 180 basis points.  Net income for the first six months of 2010 was $93.0 million, a decrease of $23.7 million compared to net income of $116.7 million for the first six months of 2009.  Diluted EPS for the first half of 2010 was $0.73 compared to $1.24 (pro forma diluted EPS of $0.96) for the first six months of 2009.  Talecris’ first six months 2010 results included an after-tax charge of $5.2 million ($0.04 per diluted share) for costs associated with the Grifols acquisition.  The first six months 2009 diluted EPS included the $48.8 million after-tax benefit of the CSL merger termination fee ($0.52 per diluted share) which was partially offset by an after-tax charge of $7.8 million ($0.08 per diluted share) for CSL merger-related expenses.

On a non-GAAP basis excluding merger-related items in both periods, Talecris’ net income was $98.1 million for the first six months of 2010, a 29.4% increase compared to $75.8 million for the first six months of 2009.  On the same basis, diluted EPS was $0.77 for the first six months of 2010 compared to $0.61 for the first six months of 2009, a 26.2% increase.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

“During the quarter, we announced the next step in our company’s transformation - our proposed combination with Grifols to create a world-leading provider of plasma protein therapies,” said Lawrence D. Stern, Talecris’ chairman and chief executive officer.  “The combined company will have a more diversified and balanced product portfolio, a global footprint to provide more life saving and life enhancing therapies to the patients we serve and an innovative R&D pipeline that will provide continued value to our shareholders well into the future.”

Mr. Stern continued, “For the second quarter, our performance was driven primarily by the solid demand for both Gamunex and Prolastin in the U.S. market.  Despite our results, we believe U.S. and international volumes for the IGIV industry grew below our long term view of 6-8%.  We expect that the combination of lower IGIV demand growth rate, Canadian Blood Services’ multi-source strategy and increased global competitive pressures will result in the deceleration of Gamunex growth.  These factors combined with lower demand for intermediate products that support the production of albumin and Factor VIII may curb our near term growth rate.”

	Three Months Ended
(in millions,	June 30		Change
except per share amounts)	2010	2009	$	%
Net revenue	$402.8	$375.6	$27.3	7.3%

Gross margin	44.6%	40.4%	420bps

Income from operations	$87.7	$70.5	$17.2	24.4%

Operating Margin	21.8%	18.8%	300bps

Net income	$47.6	$83.3	$(35.6)	(42.8)%

Diluted EPS	$0.37	$0.89	$(0.52)	(58.4)%
Pro forma diluted EPS	$0.37	$0.68	$(0.31)	(45.6)%

Non-GAAP net income*	$52.8	$36.6	$16.2	44.3%

Non-GAAP diluted EPS*	$0.41	$0.29	$0.12	41.4%

*Excludes merger-related charges; EPS reflects pro forma shares in 2009 for the IPO

	Six Months Ended
(in millions,	June 30		Change
except per share amounts)	2010	2009	$	%
Net revenue	$783.8	$747.4	$36.4	4.9%

Gross margin	43.8%	42.0%	180bps

Income from operations	$167.4	$144.2	$23.3	16.1%

Operating Margin	21.4%	19.3%	210bps

Net income	$93.0	$116.7	$(23.7)	(20.3)%

Diluted EPS	$0.73	$1.24	$(0.51)	(41.1)%
Pro forma diluted EPS	$0.73	$0.96	$(0.23)	(24.0)%

Non-GAAP net income*	$98.1	$75.8	$22.3	29.4%

Non-GAAP diluted EPS*	$0.77	$0.61	$0.16	26.2%

*Excludes merger-related charges; EPS reflects pro forma shares in 2009 for the IPO

Talecris’ Form 10-Q is available on the SEC’s website at www.sec.gov and on Talecris’ website at http://ir.talecris.com

Discussion of Second Quarter 2010 Financial and Operating Results

Net revenue for the 2010 second quarter was $402.8 million compared to $375.6 million in the second quarter of 2009, an increase of $27.3 million or 7.3%.  Gamunex IGIV revenue increased $9.8 million or 4.8%, which consisted primarily of $9.6 million in higher volumes partially offset by unfavorable foreign exchange.  Gamunex experienced higher volumes of $17.7 million in the U.S. and Europe, which were partially offset by lower volumes of $8.1 million in Canada and other international regions.  U.S. Gamunex revenue grew 11.8% for the second quarter of 2010 compared to the second quarter of 2009.  During the period, pull through continued to grow faster than sales into the distribution channel which led to the continued decline in days-on-hand of channel inventories for Gamunex in the U.S.  Canadian Gamunex volumes were negatively impacted by lower sales to Canadian Blood Services due to their IGIV multi-source strategy.  Pricing was essentially flat for the period as price improvements in the U.S. were mostly offset by lower pricing in Europe and other international regions resulting from country mix, competitive pressures as well as unfavorable foreign exchange.  U.S. pricing was also impacted by increased Medicaid rebates as a result of the healthcare reform legislation enacted in the first quarter of 2010, higher Medicaid utilization and GPO administration fees during the second quarter of 2010 compared to the second quarter of 2009.

Prolastin A1PI revenues increased $11.2 million or 14.5%, which primarily consisted of $10.2 million in higher volumes partially offset by $1.8 million of unfavorable foreign exchange.  Growth in volume was driven by increased number of patients on Prolastin A1PI in both the U.S. and European markets.  Koate Factor VIII revenues increased $5.7 million or 59.3% and albumin revenue increased by $2.6 million or 12.5%. These increases were offset primarily by reduced contract manufacturing for Canadian Blood Services due to their multi-source strategy and lower sales of hyperimmunes due to a customer system issue.  Revenues were also negatively impacted by competitive pressures, lingering effects of internal FCPA investigations and political tensions with Iran.

Gross profit increased to $179.6 million for the 2010 second quarter compared to $151.6 million in the second quarter of 2009.  This increase was primarily due to lower unabsorbed infrastructure and start-up costs related to Talecris Plasma Resources, Inc. (TPR), which is Talecris’ plasma collection platform, and higher Gamunex IGIV and Prolastin A1PI revenue.  Unabsorbed TPR infrastructure and start-up costs declined by $9.3 million or 84.5% to $1.7 million for the second quarter of 2010 compared to $11.0 million for the second quarter of 2009.  This improvement in gross profit was partially offset by a $4.2 million increase in non-capitalizable project expenses principally related to construction of the new fractionation facility in the second quarter of 2010 as well as single product fractionation.  Gross margin was 44.6% during the second quarter of 2010 compared to 40.4% for the 2009 second quarter, an increase of 420 basis points.

Operating expenses for the second quarter of 2010 were $91.9 million which represented an increase of $10.9 million or 13.4% versus $81.0 million incurred during the prior year period.  The increase was largely due to $14.0 million in higher selling, general and administrative expenses driven by $6.4 million of unfavorable foreign exchange during the second quarter of 2010 compared to favorable foreign exchange of $4.0 million during the same prior year period, as well as $4.6 million in higher sales and marketing expense in the second quarter of 2010 as the result of the sales force expansion implemented in the second half of 2009.  In addition, the company incurred $8.4 million in expenses related to the company’s merger agreement with Grifols in the second quarter of 2010 compared to $2.1 million in CSL merger-related expenses in the second quarter of 2009.  These increases were partially offset by a $5.2 million reduction in share-based compensation expense and a $3.1 million decrease in R&D due in large part to the cancellation of the A1PI aerosol project.

Operating income was $87.7 million during the second quarter of 2010, which represents a 24.4% increase over the $70.5 million reported during the second quarter of 2009.  Operating margin was 21.8% in the 2010 second quarter compared to 18.8% in the 2009 second quarter, an increase of 300 basis points.

Net interest expense was $12.1 million in the 2010 second quarter compared to $20.5 million in the prior year period, a decrease of $8.4 million primarily due to lower debt levels.  Income tax expense during the second quarter of 2010 was $28.2 million resulting in a 37.2% effective tax rate compared to $41.8 million for the second quarter of 2009 or a 33.4% effective tax rate.

Net income was $47.6 million for the 2010 second quarter including an after-tax charge of $5.2 million for costs associated with the announced acquisition of the company by Grifols.  This compares to $83.3 million in the second quarter of 2009, which includes the after-tax income from the CSL merger termination fee of $48.8 million which was partially offset by an after-tax charge of $2.1 million for CSL merger-related expenses.

Diluted EPS for the 2010 second quarter was $0.37 compared to $0.89 (pro forma diluted EPS of $0.68) for the 2009 second quarter.  The 2010 period included an after-tax charge of $0.04 per share related to costs associated with the Grifols acquisition, while the 2009 period included income of $0.52 per diluted share related to the after-tax effect of the CSL merger termination fee, as well as a charge of $0.02 per diluted share for merger-related expenses.  Total diluted shares outstanding were 127,875,232 for the 2010 second quarter and 93,873,032 for the 2009 second quarter.

On a non-GAAP basis excluding merger-related expenses in both periods, Talecris’ net income of $52.8 million for the second quarter of 2010 increased 44.3% compared to $36.6 million for the second quarter of 2009.  On the same basis, earnings per diluted share, excluding merger-related expenses, for the 2010 second quarter were $0.41, an increase of 41.4% from $0.29 for the second quarter of 2009.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

The 2010 second quarter EBITDA was $96.7 million compared to $152.8 million in the 2009 second quarter.  Adjusted EBITDA was $108.7 million in the 2010 second quarter compared to adjusted EBITDA of $169.2 million in the 2009 second quarter.  Both 2009 EBITDA and Adjusted EBITDA included the $75.0 million CSL termination fee.

Discussion of First Six Months of 2010 Financial and Operating Results

Net revenue was $783.8 million for the first six months of 2010 compared to $747.4 million during the same period of 2009, representing an increase of $36.4 million or 4.9%.  The increase was mainly due to $15.3 million in higher Gamunex IGIV revenue, consisting of $18.2 million in higher volumes, partially offset by $2.9 million in lower pricing.  Gamunex revenue growth was driven primarily by U.S. sales which grew 8.4% in the first half of 2010 compared to the first half of 2009.  The first six months 2010 results also reflected $18.8 million in higher Prolastin sales and higher revenues related to albumin, Koate Factor VIII and Thrombate III, partially offset by reduced contract manufacturing for Canadian Blood Services due to their multi-source strategy and lower sales of hyperimmunes.

Gross profit during the first six months 2010 totaled $343.2 million compared to $314.2 million during the first six months of 2009, an increase of $29.1 million or 9.3%, driven primarily by higher Gamunex IGIV revenue and reduced unabsorbed TPR infrastructure and start-up costs, partially offset by increases in inventory impairment provisions and non-capitalizable capital expenditures.  Unabsorbed TPR infrastructure and start-up costs decreased $21.7 million or 85.4% to $3.7 million in the first six months of 2010 compared to $25.4 million for the same period of 2009.  Inventory impairment provisions during the first six months of 2010 increased $6.8 million to $22.9 million primarily driven by higher provisions for work-in-process inventories.  Non-capitalizable capital expenditures during the first six months of 2010 were $23.0 million compared to $13.2 million during the first six months of 2009.  Gross margin was 43.8% during the period, an increase of 180 basis points from the gross margin of 42.0% for the first half of 2009.

Operating expenses totaled $175.8 million for the first six months of 2010, a 3.4% increase over the $170.0 million incurred during the first six months of 2009.  The $5.8 million increase included $9.2 million in higher selling, general and administrative expenses driven by $10.3 million of unfavorable foreign exchange during the first six months of 2010 compared to favorable foreign exchange of $0.2 million during the first six months of 2009, as well as higher sales and marketing expenses of $10.7 million due to the sales force expansion.  The company also incurred $8.4 million in expenses related to the Grifols merger agreement.  These increases were partially offset by lower share-based compensation expense of $8.5 million and the absence of $10.0 million in legal and retention expenses related to the company’s merger termination agreement with CSL which occurred in the first six months of 2009.  R&D spending decreased $3.4 million during the first six months of 2010 due in large part to the cancellation of the A1PI aerosol project.

Operating income during the first six months of 2010 was $167.4 million compared to $144.2 million during the first six months of 2009, representing an increase of $23.3 million or 16.1%.  Operating margin was 21.4% in the first six months of 2010 compared to 19.3% in the first six months of 2009.  Net interest expense was $23.4 million in the first six months of 2010 compared to $41.9 million in the prior year period, a decrease of $18.5 million due largely to lower debt levels.  Income tax expense during the first six months of 2010 was $51.4 million resulting in a 35.6% effective tax rate compared to $60.8 million for the first six months of 2009 or a 34.2% effective tax rate.

Net income for the first six months 2010 was $93.0 million, a decrease of $23.7 million compared to net income of $116.7 million for the first six months of 2009.  The 2010 period includes an after-tax charge of $5.2 million for costs associated with the Grifols acquisition, while the 2009 period includes the after-tax income from the CSL merger termination fee of $48.8 million which was partially offset by an after-tax charge of $7.8 million for CSL merger-related expenses.

Diluted EPS for the first six months of 2010 was $0.73 including an after-tax charge of $0.04 per diluted share for costs associated with the Grifols acquisition.  This compares to $1.24 (pro forma diluted EPS of $0.96) in the first six months of 2009, which includes income of $0.52 per diluted share related to the after-tax effect of the CSL merger termination fee as well as a charge of $0.08 per diluted share for merger-related expenses.  Total diluted shares outstanding were 127,829,089 for the first six months of 2010 compared to diluted shares outstanding of 93,862,960 for the first six months of 2009.

On a non-GAAP basis excluding merger-related items in both periods, Talecris’ net income of $98.1 million for the first six months of 2010 increased 29.4% compared to $75.8 million for the first six months of 2009.  On the same basis, earnings per diluted share, excluding merger-related expenses, for the first six months of 2010 were $0.77, an increase of 26.2% from $0.61 for the first six months of 2009.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

EBITDA for the first six months of 2010 was $184.6 million, a decrease of $48.7 million from $233.3 million in the first six months of 2009 including income of $75.0 million related to the CSL merger termination. Adjusted EBITDA was $205.3 million in the first six months of 2010 compared to $267.9 million in the first six months of 2009, including income of $75.0 million related to the CSL merger termination fee, a decrease of $62.6 million.

Recent Events

Talecris achieved a number of financial and commercial milestones in the second quarter of 2010 and since the conclusion of the second quarter.  These include:

•                  On June 15, 2010, Talecris entered a co-promotion arrangement with Novartis Vaccines to jointly market and sell their respective post-exposure rabies products;

•                  On June 6, 2010, Talecris entered into a definitive merger agreement with Grifols under which Grifols will acquire, through merger transactions, all of the common stock of Talecris for a combination of $19.00 in cash and 0.641 of a newly-issued non-voting Grifols’ (Class B) ordinary share for each outstanding Talecris share (the merger consideration). The 0.641 exchange ratio is subject to revision under specific circumstances.  The Grifols non-voting shares will be listed on the NASDAQ in the form of American Depositary Shares and the Madrid, Barcelona, Bilbao and Valencia stock exchanges and quoted on the Automated Quotation System of the Spanish Stock Exchanges.  Grifols non-voting shares will carry the same economic rights as Grifols ordinary shares. Additionally, Talecris share-based compensation will generally be converted into the right to receive the merger consideration, or, in the case of employee stock options, the right to acquire the merger consideration, as described in the merger agreement in lieu of Talecris common stock. The leading shareholders of Grifols have entered into an agreement with Talecris, subject to conditions, to vote their Grifols shares in favor of the transaction and, separately, an affiliate of Cerberus Capital Management, L.P., which owns approximately 49% of the outstanding Talecris common stock, has entered into an agreement with Grifols, subject to conditions, to vote its Talecris shares in favor of the transaction.  Under the terms of the agreement, completion of the transaction is subject to obtaining certain regulatory approvals, shareholder approvals, as well as other customary conditions;

•                  On May 24, 2010, Talecris common stock (NASDAQ: TLCR) was added to the NASDAQ Biotechnology Index (NASDAQ: NBI).  The Index is designed to track the performance of a set of NASDAQ listed securities that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark;

•                  On May 13, 2010, Talecris received approval from Health Canada to launch Gamunex for subcutaneous administration in Canada, giving Gamunex the broadest set of indications for any approved subcutaneous product in Canada.  The company anticipates launching subcutaneous administration in Canada in the second half of 2010;

•                  Talecris is essentially complete with the conversion of U.S. patients to Prolastin-C A1PI (its next generation A1PI product) which the company launched in the U.S. in March 2010.  Talecris plans to launch Prolastin-C A1PI in Canada in the 2010 third quarter.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures including adjustments for merger-related items, EBITDA, adjusted EBITDA and Consolidated Cash Flow.  For a description of these non-GAAP financial measures, including the reasons management uses these measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “Non-GAAP Financial Measures,” in Exhibit B.

Cautionary Statement Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, quotations from management, statements regarding strategic and operation plans, expected charges and pro forma financial information. Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties.  You are cautioned not to place undue reliance on forward-looking statements.  Although Talecris believes that the forward-looking statements contained in this press release are reasonable, there is no assurance that expectations will be fulfilled.

The following factors, among others, could cause actual results to differ materially from those expressed or implied in forward-looking statements: impact of the announcement of the company’s definitive merger agreement with Grifols and the potential impact of completion, termination or delay of the proposed merger with Grifols; the impact of competitive products and pricing; the impact of recently enacted and proposed additional U.S. healthcare reform legislation, legal proceedings or regulatory action affecting, among other things, the U.S. healthcare system, pharmaceutical pricing and reimbursement, including Medicaid and Medicare; Talecris’

ability to procure adequate quantities of plasma and other materials which are acceptable for use in manufacturing processes from the company’s own plasma collection centers or from third-party vendors; Talecris’ ability to maintain compliance with government regulations and licenses, including those related to plasma collection, production and marketing; Talecris’ ability to identify growth opportunities for existing products and Talecris’ ability to identify and develop new product candidates through the company’s research and development activities; and the timing of, and Talecris’ ability to, obtain and/or maintain regulatory approvals for new product candidates, the rate and degree of market acceptance, and the clinical utility of the company’s products; unexpected shut-downs of Talecris’ manufacturing and storage facilities or delays in opening new planned facilities; and other risks identified in the company’s most recent filing on Form 10-Q and other Securities and Exchange Commission filings, all of which are available on the company’s website.  Talecris undertakes no duty to update any forward-looking statement.

Exhibits

Matters Affecting Comparability (Exhibit A)

Non-GAAP Financial Measures (Exhibit B)

About Talecris Biotherapeutics: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology, critical care, and hemostasis.

Contact:

Investor Relations

Talecris Investor Relations

Drayton Virkler, 919-316-2356

drayton.virkler@talecris.com

Or

Corporate Communications

Talecris Corporate Communications

Becky Levine, 919-316-6590

becky.levine@talecris.com

Talecris Biotherapeutics Holdings Corp.

Consolidated Income Statements

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net revenue:
Product	$397,102	$370,116	$771,717	$734,979
Other	5,724	5,454	12,070	12,386
Total	402,826	375,570	783,787	747,365
Cost of goods sold	223,217	224,008	440,568	433,209

Gross profit	179,609	151,562	343,219	314,156

Operating expenses:
Selling, general, and administrative	76,004	62,003	143,624	134,425
Research and development	15,888	19,020	32,159	35,561
Total	91,892	81,023	175,783	169,986

Income from operations	87,717	70,539	167,436	144,170

Other non-operating (expense) income:
Interest expense, net	(12,123)	(20,513)	(23,386)	(41,858)
Merger termination fee	—	75,000	—	75,000
Equity in earnings of affiliate	179	95	326	184
Total	(11,944)	54,582	(23,060)	33,326

Income before income taxes	75,773	125,121	144,376	177,496

Provision for income taxes	(28,150)	(41,849)	(51,414)	(60,789)

Net income	47,623	83,272	92,962	116,707

Less dividends to preferred stockholders	—	(3,914)	—	(7,732)
Net income available to common stockholders	$47,623	$79,358	$92,962	$108,975

Net income per common share:

Basic	$0.39	$47.42	$0.76	$76.29

Diluted	$0.37	$0.89	$0.73	$1.24

Talecris Biotherapeutics Holdings Corp.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$89,502	$65,239
Accounts receivable, net of allowances of $3,540 and $3,461, respectively	169,030	136,978
Inventories	653,384	644,054
Deferred income taxes	88,652	88,652
Prepaid expenses and other	36,652	31,466
Total current assets	1,037,220	966,389

Property, plant, and equipment, net	303,078	267,199
Investment in affiliate	2,261	1,935
Intangible assets	10,880	10,880
Goodwill	172,860	172,860
Deferred income taxes	—	5,848
Other	17,891	19,894
Total assets	$1,544,190	$1,445,005

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$70,276	$71,046
Accrued expenses and other liabilities	156,814	170,533
Current portion of capital lease obligations	789	740
Total current liabilities	227,879	242,319

Long-term debt and capital lease obligations	605,149	605,267
Deferred income taxes	5,693	—
Other	14,929	15,265
Total liabilities	853,650	862,851

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized; 123,051,387 and 122,173,274 shares issued and outstanding, respectively	1,227	1,212
Additional paid-in capital	783,980	767,032
Accumulated deficit	(93,484)	(186,446)
Accumulated other comprehensive (loss) income, net of tax	(1,183)	356
Total stockholders’ equity	690,540	582,154
Total liabilities and stockholders’ equity	$1,544,190	$1,445,005

Talecris Biotherapeutics Holdings Corp.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:

Net income	$92,962	$116,707

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,851	13,921
Amortization of deferred loan fees and debt discount	2,108	1,882
Share-based compensation expense	10,584	20,171
Change in allowance for doubtful receivables and advances	981	1,976
Recognition of previously deferred revenue	(109)	(113)
Amortization of deferred compensation	1,709	3,062
Equity in earnings of affiliate	(326)	(184)
Asset impairment	231	369
Loss on disposal of property, plant, and equipment	92	869
Decrease in deferred tax assets	11,541	4,216
Excess tax benefits from share-based payment arrangements	(5,708)	(1,437)
Changes in assets and liabilities, excluding the effects of business acquisitions:
Accounts receivable	(33,053)	(7,539)
Inventories	(10,047)	(21,965)
Prepaid expenses and other assets	(6,409)	14,260
Accounts payable	(770)	(4,203)
Accrued expenses and other liabilities	(5,136)	(9,799)
Interest payable	(3,102)	(1,287)
Net cash provided by operating activities	72,399	130,906

Cash flows from investing activities:
Purchases of property, plant, and equipment	(53,205)	(23,672)
Business acquisitions, net of cash acquired	—	(18,234)
Financing arrangements with third party suppliers, net of repayments	361	(1,575)
Other	—	232
Net cash used in investing activities	(52,844)	(43,249)

Cash flows from financing activities:
Borrowings under Revolving Credit Facility	430	734,598
Repayments of borrowings under Revolving Credit Facility	(430)	(821,301)
Repayments of borrowings under term loan	—	(3,500)
Financing transaction costs	(417)	—
Repayments of capital lease obligations	(356)	(257)
Proceeds from exercises of stock options	6,057	—
Repurchases of common stock from employees	(4,917)	(3,902)
Excess tax benefits from share-based payment arrangements	5,708	1,437
Net cash provided by (used in) financing activities	6,075	(92,925)

Effect of exchange rate changes on cash and cash equivalents	(1,367)	118
Net increase (decrease) in cash and cash equivalents	24,263	(5,150)
Cash and cash equivalents at beginning of period	65,239	16,979
Cash and cash equivalents at end of period	$89,502	$11,829

EXHIBIT A:  MATTERS AFFECTING COMPARABILITY

Talecris believes that the comparability of the financial results between the periods presented is significantly impacted by the following items:

Definitive Merger Agreement with Grifols

Talecris has entered into agreements with investment bankers related to the definitive merger agreement with Grifols.  Talecris incurred fees totaling $2.5 million under these agreements during the three months ended June 30, 2010.  The company is obligated to pay additional fees totaling $21.3 million upon successful closing of the merger transaction.  During the three months ended June 30, 2010, Talecris also incurred legal, accounting and other fees of $5.9 million associated with the definitive merger agreement.  Talecris expects to incur significant costs related to the retention of key employees, which is currently estimated at $10.5 million.  Retention amounts will likely be recognized ratably through the second quarter of 2011.

Financial Impact of IPO and Refinancing Transactions

As discussed in Talecris’ 2009 Form 10-K, the company completed IPO and refinancing transactions during the fourth quarter of 2009, which has resulted in lower average borrowings during the three and six months ended June 30, 2010 as compared to the three and six months ended June 30, 2009, and correspondingly lower interest expense during the 2010 periods.  For the three months ended June 30, 2010 and 2009, interest expense was $11.7 million and $19.6 million, respectively, and for the six months ended June 30, 2010 and 2009, interest expense was $23.9 million and $40.5 million, respectively.

Comparability of Outstanding Common Shares and Pro Forma Diluted Earnings per Common Share

As discussed in Talecris’ 2009 Form 10-K, the company completed IPO and refinancing transactions during the fourth quarter of 2009.  Talecris’ IPO consisted of 56,000,000 shares of common stock, of which 28,947,368 shares were newly issued and sold by Talecris and 27,052,632 shares were sold by the selling stockholder, Talecris Holdings, LLC.  The net primary proceeds to Talecris of $519.7 million were used to repay amounts outstanding under Talecris’ then existing First and Second Lien Term Loans.  In connection with the IPO, Talecris also converted 1,000,000 shares of the company’s Series A preferred stock and 192,310 shares of Series B preferred stock into 85,846,320 shares of common stock and issued 2,381,548 shares of common stock to settle $45.3 million of accrued dividends upon the conversion of Series A and B preferred stock.  The issuance of new common shares has resulted in a significant increase in the number of common shares used in Talecris’ computation of diluted earnings per common share.  The application of the net primary proceeds to Talecris from the IPO to repay the company’s then existing indebtedness has resulted in a significant reduction in interest expense during the three and six months ended June 30, 2010 as compared to the prior year periods.

Talecris believes that the comparability of its financial results for the periods presented is enhanced by the following pro forma presentation of diluted earnings per common share.  In the table below, the pro forma diluted earnings per common share computation for the three and six months ended June 30, 2009 reflects an adjustment to net income for reduced interest expense as if the net primary proceeds to Talecris from the IPO of $519.7 million had been applied to repay debt at the beginning of 2009, net of interest rate differences from the issuance of the 7.75% Notes.  The pro forma adjustment to the denominator reflects the impacts for the issuance of common shares to convert preferred stock, settle accrued dividends on the preferred stock and complete the IPO as if these events occurred at the beginning of 2009.

	Three Months Ended June 30,
	2010	2009	2009
	Actual	Actual	Pro forma

Net income	$47,623	$83,272	$83,272
Interest expense reduction due to debt repayment	—	—	1,944
Numerator	$47,623	$83,272	$85,216

Weighted average common shares outstanding	122,679,933	1,673,504	1,673,504
Adjustments:
Stock options and restricted shares	5,195,299	6,353,208	6,353,208
Series A preferred stock	—	72,000,000	72,000,000
Series B preferred stock	—	13,846,230	13,846,320
Shares issued for preferred stock dividend	—	—	2,381,548
Newly issued shares for IPO	—	—	28,947,368
Dilutive potential common shares	127,875,232	93,873,032	125,201,948

Diluted net income per common share	$0.37	$0.89	$0.68

	Six Months Ended June 30,
	2010	2009	2009
	Actual	Actual	Pro forma

Net income	$92,962	$116,707	$116,707
Interest expense reduction due to debt repayment	—	—	3,867
Numerator	$92,962	$116,707	$120,574

Weighted average common shares outstanding	122,162,276	1,428,408	1,428,408
Adjustments:
Stock options and restricted shares	5,666,813	6,588,232	6,588,232
Series A preferred stock	—	72,000,000	72,000,000
Series B preferred stock	—	13,846,320	13,846,320
Shares issued for preferred stock dividend	—	—	2,381,548
Newly issued shares for IPO	—	—	28,947,368
Dilutive potential common shares	127,829,089	93,862,960	125,191,876

Diluted net income per common share	$0.73	$1.24	$0.96

Definitive Merger Agreement with CSL

Talecris entered into a definitive merger agreement with CSL on August 12, 2008, which was subject to the receipt of certain regulatory approvals as well as other customary conditions. The U.S. Federal Trade Commission filed an administrative complaint before the Commission challenging the merger and a complaint in Federal district court seeking to enjoin the merger during the administrative process.  On June 8, 2009, the merger parties agreed to terminate the definitive merger agreement and as a result, CSL paid Talecris a merger termination fee of $75.0 million during the 2009 second quarter.  The U.S. Federal Trade Commission’s complaints were subsequently dismissed.  Talecris incurred retention expense, including fringe benefits, of $3.0 million and $6.7 million for the three and six months ended June 30, 2009, respectively, and legal costs associated with the regulatory review process of $0.3 million and $6.0 million during the three and six months ended June 30, 2009, respectively.  All retention amounts were paid during 2009.

EXHIBIT B:  NON-GAAP FINANCIAL MEASURES

Description of Adjustments and Reconciliations of U.S. GAAP to Non-GAAP Financial Measures

Merger-related Expenses

Talecris believes a meaningful comparison of its results for the periods presented is enhanced by a quantified presentation of the impact of the CSL merger termination fee and CSL merger-related expenses and the Grifols merger-related expenses.  The impacts of these items on net income and diluted earnings per share are illustrated in the table below.

In addition, the 2010 diluted earnings per share reflects a significant increase in the number of common shares used in the computation of diluted earnings per share as discussed below and in “Exhibit A: Matters Affecting Comparability.”

The adjusted net income and diluted earnings per share amounts in the table below are non-GAAP financial measures and should not be considered a substitute for any performance measure determined in accordance with U.S. GAAP.  Additional information regarding the use of these non-GAAP financial measures is included in Talecris’ Form 10-Q filed with the SEC on July 29, 2010, which is available on SEC’s website at www.sec.gov and Talecris’ website at http://ir.talecris.com

				Diluted Earnings
	Pre-Tax	Income Tax		Per Common
	Amount	Expense	Net Income	Share
Three Months Ended June 30, 2010
U.S. GAAP	$75,773	$(28,150)	$47,623	$0.37
Grifols merger-related expenses	8,423	(3,268)	5,155	$0.04
Excluding merger-related items	$84,196	$(31,418)	$52,778	$0.41

Three Months Ended June 30, 2009
U.S. GAAP	$125,121	$(41,849)	$83,272	$0.89
CSL merger termination fee	(75,000)	26,250	(48,750)	$(0.52)
CSL merger-related expenses	3,352	(1,301)	2,051	$0.02
Excluding merger-related items	$53,473	$(16,900)	$36,573	$0.39

As adjusted for pro forma weighted average number of shares (1)				$0.29

Six Months Ended June 30, 2010
U.S. GAAP	$144,376	$(51,414)	$92,962	$0.73
Grifols merger-related expenses	8,423	(3,268)	5,155	$0.04
Excluding merger-related items	$152,799	$(54,682)	$98,117	$0.77

Six Months Ended June 30, 2009
U.S. GAAP	$177,496	$(60,789)	$116,707	$1.24
CSL merger termination fee	(75,000)	26,250	(48,750)	$(0.52)
CSL merger-related expenses	12,754	(4,949)	7,805	$0.08
Excluding merger-related items	$115,250	$(39,488)	$75,762	$0.80

As adjusted for pro forma weighted average number of shares (1)				$0.61

(1) Talecris believes the comparability of diluted earnings per share between the periods presented is enhanced by the use of an adjusted share base to reflect the impact for the issuance of common shares to convert Series A and B preferred stock, settle accrued dividends on the preferred stock, and complete the IPO as if these events occurred at the beginning of 2009.

EBITDA and Adjusted EBITDA

Talecris believes that a meaningful analysis of its operating performance is enhanced by the use of adjusted EBITDA, as defined in Talecris’ Revolving Credit Facility and Consolidated Cash Flow as defined in its 7.75% Notes.

Both adjusted EBITDA and Consolidated Cash Flow are financial measures that are not defined by accounting principles generally accepted in the U.S. (U.S. GAAP).  A non-GAAP financial measure is a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in a comparable measure calculated and presented in accordance with U.S. GAAP in the statement of operations, such as net income, or the statement of cash flows, such as operating cash flow, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measures so calculated and presented.  The non-GAAP financial measures that Talecris uses should not be considered a substitute for any performance measure determined in accordance with U.S. GAAP.  Talecris does not rely solely on these non-GAAP financial measures and also considers U.S. GAAP results.  Because the non-GAAP financial measures that are used are not calculated in the same manner by all companies, they may not be comparable to similarly titled measures used by other companies.  To properly and prudently evaluate Talecris’ business, the company encourages you to also review its U.S. GAAP unaudited interim consolidated financial statements included elsewhere in this press release, and not to rely on any single financial measure to evaluate its business.  These non-GAAP financial measures have material limitations as analytical tools and you should not consider these measures in isolation, or as a substitute for analysis of Talecris’ results as reported under U.S. GAAP.  Additional information regarding the use of adjusted EBITDA is included in Talecris’ Form 10-Q filed with the SEC on July 29, 2010, which is available on the SEC’s website at www.sec.gov and Talecris’ website at http://ir.talecris.com.

In addition to the adjustments made in computing adjusted EBITDA and Consolidated Cash Flow, Talecris also considers the impact of other items when evaluating operating performance.  Certain of these items, which impact the comparability of Talecris’ historical financial results, are included in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Matters Affecting Comparability,” in the company’s Form 10-Q.

In the following table, Talecris has presented a reconciliation of adjusted EBITDA and Consolidated Cash Flow to the most comparable U.S. GAAP measure, net income:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income	$47,623	$83,272	$92,962	$116,707
Interest expense, net (a)	12,123	20,513	23,386	41,858
Income tax provision (b)	28,150	41,849	51,414	60,789
Depreciation and amortization (c)	8,800	7,177	16,851	13,921
EBITDA	96,696	152,811	184,613	233,275
Management fees (d)	—	1,898	—	3,757
Non-cash share-based compensation expense (e)	3,357	9,109	10,584	20,171
Special recognition bonus expense (f)	202	1,565	1,816	3,363
Equity in earnings of affiliate (g)	(179)	(95)	(326)	(184)
Merger-related expenses (h)	8,423	3,020	8,423	6,737
Other (i)	176	896	223	777
Adjusted EBITDA/Consolidated Cash Flow as defined (j)	$108,675	$169,204	$205,333	$267,896

(a)          Represents interest expense associated with Talecris’ debt structure.  During the six months ended June 30, 2010, Talecris’ debt structure consisted of $600.0 million 7.75% Notes and $325.0 million Revolving Credit Facility.  During the six months ended June 30, 2009, Talecris’ debt structure consisted of facilities totaling $1.355 billion, including the $700.0 million First Lien Term Loan, $330.0 million Second Lien Term Loan and $325.0 million Revolving Credit Facility, as well as interest rate cap and swap contracts.

(b)         Represents the income tax provision as presented in Talecris’ unaudited interim consolidated income statements.

(c)          Represents depreciation and amortization expense associated with Talecris’ property, plant, and equipment, and all other intangible assets.

(d)         Represents the advisory fees paid to Talecris Holdings, LLC, under the Management Agreement, as amended.  This agreement was terminated in connection with Talecris’ IPO.

(e)          Represents Talecris’ non-cash share-based compensation expense associated with stock options, restricted stock, RSU’s, and performance share units.

(f)            Represents compensation expense associated with special recognition bonus awards granted to certain Talecris employees and senior executives to reward their past performance.  Talecris made the final payments under the special recognition bonus awards during March 2010.  Talecris does not anticipate granting similar awards in the future.

(g)         Represents non-operating income associated with Talecris’ investment in Centric, which the company believes is not part of its core operations.

(h)         Represents merger-related expenses associated with the terminated merger agreement with CSL and the merger agreement with Grifols, including fees to investment bankers, legal, accounting and other expenses as well as retention expenses.

(i)             For the three months ended June 30, 2010, the amount includes long-lived asset impairment charges of $0.2 million, partially offset by inventory recoveries of $0.1 million.  For the six months ended June 30, 2010, the amount includes long-lived asset impairment charges of $0.2 million and losses on disposals of equipment of $0.1 million, partially offset by inventory recoveries of $0.1 million.  For the three months ended June 30, 2009, the amount includes losses on disposals of equipment of $0.6 million, long-lived asset impairment charges of $0.4 million, and $0.2 million of non-capitalizable IPO costs, partially offset by inventory recoveries of $0.2 million.  For the six months ended June 30, 2009, the amount includes losses on disposals of equipment of $0.9 million, long-lived asset impairment charges of $0.3 million, and $0.2 million of non-capitalizable IPO costs, partially offset by inventory recoveries of $0.7 million.

(j)             The computation of Consolidated Cash Flow is not applicable prior to the issuance of the 7.75% Notes on October 21, 2009.  Talecris’ adjusted EBITDA for the three and six months ended June 30, 2009 includes a $75.0 million termination fee received from CSL as a result of the termination of the definitive merger agreement.  In addition, Talecris incurred legal and other costs associated with the regulatory review process of the terminated merger agreement of $0.3 million and $6.0 million for the three and six months ended June 30, 2009, respectively.  The merger termination fee and these expenses were not permitted as adjustments to Talecris’ adjusted EBITDA as defined in the company’s then existing Revolving Credit Facility or First and Second Lien Term Loans.

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